EXHIBIT 12.2





                             FORT HOWARD CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (In thousands, except ratios)


                                                       For the Years Ended
                                                           December 31,
                                                       ------------------
                                                        1996        1995
                                                        ----         ----

Earnings:
  Income before taxes..............................    $214,500    $ 51,866
  Interest expense.................................     258,948     309,915
  One-fourth of operating lease rental expense.....       2,361       2,168
                                                       --------    --------
                                                       $475,809    $363,949
                                                       ========    ========

Fixed Charges:
  Interest expense.................................    $258,948    $309,915
  Capitalized interest.............................       1,487       2,096
  One-fourth of operating lease rental expense.....       2,361       2,168
                                                       --------    --------
                                                       $262,796    $314,179
                                                       ========    ========

Ratio of Earnings to Fixed Charges (1).............         1.8         1.2
                                                            ===         ===


(1) For purposes of these computations, earnings consist of consolidated income before taxes plus fixed charges (excluding capitalized interest) of both consolidated and unconsolidated subsidiaries. Fixed charges consist of interest on indebtedness (including capitalized interest and amortization of deferred loan costs) plus that portion (deemed to be one-fourth) of operating lease rental expense representative of the interest factor.